AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

AMENDED AND RESTATED ADMINISTRATION AGREEMENT (the “Agreement”), dated as of October 1, 2016, amending and restating the Administration and Shareholder Servicing Agreement dated December 30, 2002, and as amended from time to time, between AMG Funds II (the “Trust”), a Massachusetts business trust, and AMG Funds LLC (the “Administrator”), a limited liability company organized under the laws of Delaware.

WITNESSETH:

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust has established the separate series set forth in Exhibit A attached hereto (each a “Fund”); and

WHEREAS, on or after the effective date of this Agreement, each Fund offers one or more classes of shares; and

WHEREAS, the Trust wishes to continue to retain the Administrator to provide or procure administrative and other services to the Funds and their shareholders; and

WHEREAS, the Administrator is willing to furnish and/or to arrange for such services in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1. Appointment. The Trust hereby appoints the Administrator to provide or procure the administrative and other services set forth herein with respect to the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

In the event the Trust establishes and designates additional series with respect to which it desires to retain the Administrator to render or procure administrative and other services hereunder, it shall notify the Administrator in writing. If the Administrator is willing to render or procure such services, it shall notify the Trust in writing, whereupon the portfolio represented by such additional series shall become a Fund hereunder.

2. Duties. Subject to the general oversight of the Board of Trustees of the Trust (the “Board”), the Administrator shall provide or cause to be furnished: (i) suitable office space for the Funds, (ii) all necessary administrative facilities and equipment, and (iii) bookkeeping and clerical personnel necessary for the efficient conduct of the affairs of the Funds.

(1) Administrative Services. The Administrator shall provide directly or supervise and assist third parties in connection with the provision of a variety of services to conduct the non-portfolio management affairs and business of the Trust and each Fund thereof and all matters incidental thereto, such services being subject to change due to new regulatory rules, additional Board requests, or enhancements to the Administrator’s policies and procedures. These services include, but are not limited to, the following: (i) oversight of the Funds’ primary service providers; (ii) oversight of all financial and operational activities related to the AMG Funds complex, as well as all administrative services performed on behalf of shareholders; (iii) oversight of nightly calculation of net asset value and portfolio pricing, including fair value pricing; (iv) preparation or review of Fund expense budgets, monitoring of daily accruals and calculating or reviewing adjustments as necessary; (v) review of supporting documentation for tax returns and reviewing and/or filing all extensions and tax returns; (vi) coordination with a Fund’s auditors, custodian, fund accounting agent, transfer agent and other service providers; (vii) monitoring and identification of Passive Foreign Investment Companies and other complex securities; (viii) oversight of preparation and filing or preparation and filing of all prospectuses, registration statements and amendments thereto and shareholder communications required by the SEC and Internal Revenue Service (“IRS”), including annual, semi-annual and quarterly shareholder reports and Forms N-SAR, N-CSR, N-Q, N-PX, 24f-2, 1099s and such other reports as may be required; (ix) updating prospectus financial information, delivering prospectuses and other regulatory materials to shareholders, and making available and providing financial, accounting and statistical information required by the Trust in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such information as the Trust may reasonably request for use in the preparation of registration statements, reports and other documents required by federal and state securities laws and such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust’s shares; (x) calculating dividends and distributions to shareholders and communicating such information to the Funds’ transfer agent, fund accounting agent and outside tracking firms such as Morningstar and Broadridge; (xi) monitoring Fund compliance with SEC, IRS and state regulations including daily review of compliance reporting provided by the Funds’ service providers; (xii) oversight and administration of the Funds’ interfund lending program, brokerage recapture program and insurance programs; (xiii) oversight of the Funds’ state and territory registrations; (xiv) preparation of materials for Board meetings and review of minutes of such meetings; (xv) oversight of service providers who file claims for class action lawsuits with respect to securities in the Funds; (xvi) provision of office space, materials and supplies and officers for the Funds and furnishing to the Trust all executive and administrative personnel necessary for managing the affairs of the Trust, including personnel to perform clerical, bookkeeping, accounting and other office functions; these services are exclusive of the necessary records or services, including shareholder services and fund accounting services, of any dividend disbursing agent, transfer agent, registrar or custodian and the Administrator shall compensate all personnel, officers, and directors of the Trust if such persons are also employees of the Administrator or its affiliates; (xvii) maintenance of books and records as required; (xviii) oversight of performance reporting by service providers; (xix) arrange for providing and maintaining a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued against larceny and embezzlement covering each officer and employee of the Trust, the investment adviser to the Funds and/or any sub-adviser who may singly or jointly with others have access to funds or securities of the Trust, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds; the bond shall be in such reasonable amount as a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, shall determine, with due consideration to the aggregate assets of the Trust to which any such officer or employee may have access and the premium, or portion thereof pursuant to an agreement among the insured parties in the case of a joint insured bond, for the bond shall be payable by the Trust; and (xx) such other administrative services as the Trust and Administrator may agree.

(2) Shareholder Services. The Administrator shall provide directly or supervise and assist third parties in connection with the provision of, on behalf of the Trust and the Funds, and at the expense of the Administrator, the following services of the Funds: (i) response to direct shareholder and financial advisor inquiries and provision of timely assistance as required; (ii) maintenance of AMG Funds’ website; (iii) provision of and staffing of a toll free number; (iv) oversight of the shareholder services provided by the Funds’ transfer agent; and (v) monitoring direct shareholder activity pursuant to Rule 22c-2 under the 1940 Act.

(3) Organizational Services. The Administrator shall provide the Trust and the Funds, at the Administrator’s expense, with the services necessary to organize any Funds that commence operations on or after the date of this Agreement so that such Funds can conduct business as described in the Trust’s registration statement.

(4) Personnel. The Administrator shall also make its officers and employees available to the Board and officers of the Trust for consultation and discussions regarding the administration of the Funds and services provided to the Funds under this Agreement.

(5) Standards; Reports. In performing these services, the Administrator:

(i) Shall conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Board, and with the provisions of the Trust’s registration statement filed on Form N-1A as supplemented or amended from time to time.

(ii) Will make available to the Trust, promptly upon request, any of the Funds’ books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(iii) Will regularly report to the Board on the services provided under this Agreement and will furnish the Board with respect to the Funds such periodic and special reports as the Trustees may reasonably request.

(6) Delegation. The Administrator may, in its discretion, retain the services of one or more sub-agents to provide some or all of the services contemplated by this Agreement. Such sub-agents shall be compensated by the Administrator out of the fees it receives under this Agreement, or out of its other resources.

3. Documentation. The Trust has delivered copies of each of the following documents to the Administrator and will deliver to it all future amendments and supplements thereto, if any:

(1) the Trust’s registration statement as filed with the SEC and any amendments thereto; and

(2) exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the registration statement described above.

4. Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.

5. Compensation. As compensation for the services rendered under this Agreement, the Trust shall pay to the Administrator a fee based on the average daily net assets of each of the Funds attributable to a class or classes of Shares as set forth in the attached Schedule set forth as Exhibit A hereto. The fees payable to the Administrator shall be computed and accrued daily and paid monthly. If the Administrator shall serve for less than any whole month, the foregoing compensation shall be prorated.

6. Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients.

7. Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are those of the Funds under this Agreement. The Administrator shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement.

8. Liability. The Administrator shall give the Trust the benefit of the Administrator’s reasonable best efforts in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Trust agrees that neither the Administrator nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Administrator and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Trust of the Administrator or provide a defense for any other person, including persons that provide services for the Funds as described in Section 2(4) of this Agreement.

9. Term and Continuation.

(1) Duration. This Agreement shall become effective on the date hereof and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Administrator in accordance with Section 11 hereof that the Administrator is willing to serve as Administrator with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and for periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, and (b) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(2) Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Administrator, in each case on at least 60 days’ prior written notice to the other party.

(3) Approval, Amendment or Termination by Individual Fund. Any approval, amendment or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such action shall be required by any applicable law or otherwise.

10. Use of Name. It is understood that the name “AMG Funds LLC” or “AMG” or any derivative thereof or logo associated with those names are the valuable property of the Administrator and its affiliates, and that the right of the Trust and/or the Funds to use such names (or derivatives or logos) shall be governed by the Investment Management Agreement between the Administrator and the Trust.

11. Notices. Notices of any kind to be given to the Administrator by the Trust shall be in writing and shall be duly given if mailed or delivered to the Administrator at 600 Steamboat Road, Suite 300, Greenwich, Connecticut 06830, or to such other address or to such individual as shall be specified by the Administrator. Notices of any kind to be given to the Trust by the Administrator shall be in writing and shall be duly given if mailed or delivered to the Trust at 600 Steamboat Road, Suite 300, Greenwich, Connecticut 06830, or to such other address or to such individual as shall be specified by the Administrator.

12. Trust Obligation. A copy of the Amended and Restated Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Funds.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14. Miscellaneous.

(1) This Agreement shall be governed by the laws of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.

(2) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(3) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(4) This Agreement may not be assigned by the Trust or the Administrator without the consent of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

AMG FUNDS II

By:	/s/ Jeffrey T. Cerutti
Name:	Jeffrey T. Cerutti
Title:	President and Chief Executive Officer

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer

Exhibit A

Schedule to Administration Agreement

as of October 1, 2016

Fund	Fee Rate
AMG Chicago Equity Partners Balanced Fund	0.15%
AMG GW&K Enhanced Core Bond Fund	0.15%
AMG Managers High Yield Fund	0.15%
AMG Managers Amundi Intermediate Government Fund (formerly AMG Managers Intermediate Duration Government Fund)	0.15%
AMG Managers Amundi Short Duration Government Fund (formerly AMG Managers Short Duration Government Fund)	0.15%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to Administration Agreement to be executed by their officers designated below on the day and year first above written.

AMG FUNDS II

By:	/s/ Jeffrey T. Cerutti
Name:	Jeffrey T. Cerutti
Title:	President and Chief Executive Officer

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer